Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Sandy Spring Bancorp, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Sandy Spring Bancorp, Inc. of our reports dated February 21, 2006, relating to our audits of the consolidated financial statements and internal control over financial reporting of Sandy Spring Bancorp, Inc., which are included in Sandy Spring Bancorp, Inc.’s Form 10-K filed with the Securities and Exchange Commission on March 9, 2006.

We also consent to the reference to our firm under the caption “Experts” included in this Registration Statement on Form S-4.

/s/ McGladrey & Pullen LLP
McGladrey & Pullen LLP

Frederick, Maryland

November 22, 2006